                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                ______________

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


     Date of Report (date of earliest event reported):  December 24, 1998


                                IMC GLOBAL INC.
              (Exact Name of Registrant as Specified in Charter)

                                   DELAWARE
                (State or Other Jurisdiction of Incorporation)

                                    1-9759
                           (Commission File Number)

                                  36-3492467
                       (IRS Employer Identification No.)

                 2100 SANDERS ROAD, NORTHBROOK, ILLINOIS 60062
              (Address of Principal Executive Offices) (Zip Code)

                                (847) 272-9200
             (Registrants' Telephone Number, Including Area Code)
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Item 5.  Other Events.
         ------------

          The following is the text of a press release issued by IMC Global Inc. ("IMC Global") relating to the sale by IMC Global of its soda ash and boron chemicals businesses.

     NORTHBROOK, Ill., Dec. 28 - IMC Global (NYSE: IGL) announced today that it has signed a definitive agreement to sell its IMC Chemicals soda ash and boron chemicals businesses to Mincorp LLC in a transaction valued at approximately $520 million.

     Under terms of the agreement, IMC's initial consideration will consist of approximately $400 million of cash and assumed debt, an ongoing minority economic interest in the resulting new company, and the funding by the new company of the purchase of a European soda products facility. The transaction will result in an estimated non-cash, after-tax loss of about $30 million, or $0.26 per share, subject to finalization at closing. The transaction is expected to be slightly accretive to earnings per share in 1999.

     "This is a major step in executing our previously announced asset monetization program," said Robert E. Fowler, Jr., chairman and chief executive officer of IMC Global. "We will use the proceeds from this transaction to retire debt, which will further reduce our ongoing interest expense and materially strengthen our balance sheet.

     "While we have monetized substantially all of the value in our IMC Chemicals business," Fowler continued, "we are pleased to have retained an economic interest which could translate into significant additional shareholder value as the global soda ash industry strengthens in the years ahead. In addition, our continued relationship will facilitate valuable cooperation in product and process technology."

     The new company, which will be led by IMC Chemicals' current management team headed by President John F. Tancredi, has estimated annual sales of
     about $430 million.   It is expected to remain headquartered in Overland
     Park, Kansas.

     Soda ash is used for making glass, detergents, fiberglass, and many industrial and specialty chemical products.

     IMC Global acquired the soda ash and boron chemicals businesses as part of its purchase of privately held Harris Chemical Group, Inc. and its Australian affiliate, Penrice Soda Products Pty. Ltd., on April 1, 1998.

     The transaction is subject to customary conditions, including regulatory approval. Closing is anticipated during the first quarter of 1999.

     IMC Global is one of the world's leading producers and suppliers of agricultural products and services, salt and industrial chemicals. With 1997 revenues of nearly $3 billion, the Company is among the world's largest producers and marketers of phosphate and potash crop nutrients and animal feed ingredients. It is one of the nation's leading distributors of agricultural products and services through its FARMARKET(R) and Rainbow(R) networks. The Company is the world's third-largest producer of both salt and soda chemicals. It also produces sodium bicarbonate, boron chemicals and magnesium chloride.

     This news release contains forward-looking statements that involve risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions in localities where the Company operates; the impact of competitive products; pressure on prices realized by the Company for its products; constraints on supplies of raw materials used in manufacturing certain of the Company's products; capacity constraints limiting the production of certain products; difficulties or delays in the development, production, testing, and marketing of products; difficulties or delays in receiving required governmental or regulatory approvals; market acceptance issues, including the failure of products to generate anticipated sales levels; difficulties in rationalizing acquired businesses and in realizing related cost savings and other benefits; the effects of and changes in trade, monetary and fiscal policies, laws and regulations; foreign exchange rates and fluctuations in those rates; the costs and the effects of legal, including environmental, and administrative proceedings involving the Company; and the other risk factors reported from time to time in the Company's SEC reports.

     IMC Global news releases are available on the Company's Web site: http://www.imcglobal.com. They also can be obtained in the U.S. at no charge via fax by calling "Company News On-Call" at 800-758-5804, ext. 433650.

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                                 SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                         IMC GLOBAL INC.


DATED: January 8, 1999    By: /s/ Phillip Gordon
                              -------------------------------------------
                          Name:  Phillip Gordon
                          Title: Senior Vice President
                                 and General Counsel


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